Exhibit 99.1

For Immediate Release

Patrick D. Hanley Named to Xenith Bankshares Board

Richmond, Va., January 25, 2010 – Xenith Bankshares, Inc. (NASDAQ: XBKS) announced that on January 20, 2010, its Board of Directors appointed Patrick D. Hanley, formerly the Senior Vice President and CFO of Overnite Corporation, to serve as a Director of the Company.

Mr. Hanley will serve as a Director until the Company’s 2010 annual meeting of shareholders at which it is expected that he will stand for election, or until his resignation or the election or appointment of his successor. Mr. Hanley will be a member of the Audit and Compliance Committee of the Board of Directors.

Mr. Hanley was the Senior Vice President and CFO of Overnight Corporation through its transition from a subsidiary of Union Pacific Corporation to a public company and subsequent sale to UPS. He is currently engaged in consulting, private equity investing and as an active board member with a number of civic and philanthropic organizations. Mr. Hanley also serves on the Board of Directors of NewMarket Corporation (NYSE).

Malcolm McDonald, Chairman of the Company’s Board of Directors said, “We are delighted to have an experienced executive of Pat’s background and capabilities join the Xenith Bankshares Board. Pat’s extensive experience as a director, the Chief Financial Officer and a member of the senior management team of a public corporation will bring added depth to the Board.”

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Its headquarters are in Richmond, Virginia and it has branches in Suffolk, Virginia and the Tysons Corner area of Northern Virginia.

For more information about Xenith Bankshares, Inc and Xenith Bank, please visit: www.xenithbank.com

Contact:	Caroline Platt, 804.788.1414
cplatt@hodgespart.com